Exhibit 5.1

Mark A. Medearis

+1 650 843 5040

mmedearis@cooley.com

January 26, 2018

MobileIron, Inc.

415 East Middlefield Road

Mountain View, CA 94043

Ladies and Gentlemen:

We have acted as counsel to MobileIron, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 5,832,236 shares of the Company’s Common Stock, par value $0.0001 per share, including (a) 4,860,197 shares of Common Stock (the “2014 Shares”) issuable pursuant to the Company’s Amended and Restated 2014 Equity Incentive Plan (the “2014 Plan”), and (b) 972,039 shares of Common Stock (the “ESPP Shares,” and together with the 2014 Shares, the “Shares”) issuable pursuant to the Company’s Amended and Restated 2014 Employee Stock Purchase Plan (the “ESPP,” and together with the 2014 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Plans, (c) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and (d) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof.

As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans and the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Mark Medearis
Mark Medearis

Cooley LLP    3175 Hanover Street    Palo Alto, CA    94304-1130

t: (650) 843-5000    f: (650) 849-7400    cooley.com